UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 9, 2011

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

On December 9, 2011, MMRGlobal, Inc., a Delaware corporation (the "Company"), entered into a Non-Exclusive License Agreement (the "Agreement") with Surgery Center Management, LLC ("SCM").

MMR is the owner of at least twenty relevant patent applications and patents listed on an Exhibit to the Agreement (the ""Licensed Patents""). MMR is in the business of providing products and services directed to Health Care Professionals and Patients, which are contained in products and services embodied in the Licensed Patents. MMR has notified SCM of potential past and/or present patent infringement under certain provisional U.S. and foreign patent rights based on SCM's and its affiliates' businesses and activities, and SCM has acknowledges such risk of past and/or existing patent infringement.

Accordingly MMR and SCM entered into the Agreement to avoid any potential dispute regarding possible past and continuing infringement on the Licensed Patents and for SCM to acquire a non-exclusive license to the Licensed Patents from MMR.

Under the terms of the Agreement, the Company will grant to SCM, on a non-exclusive basis a license covering the Licensed Patents, which amongst other things, covers certain Licensed Products and/or Licensed Services to develop, make, have made, use, sell, lease, license, demonstrate, market and distribute the Licensed Products and/or Licensed Services under SCM's brand or private label for channel or distribution partners who purchase the SCM branded or Licensed Products and/or Licensed Services for resale to end customers.

The Licensed Patents shall mean any issued or pending U.S. and/or foreign patent applications and/or issued patents including but not necessarily limited to Singapore, Hong Kong, Israel, South Korea, Mexico, New Zealand, Canada, Germany, Japan, United Kingdom, and the United States. The Agreement includes settlement of any potential claims by MMRGlobal against SCM and its affiliates for any past patent infringement.

In consideration for the rights granted under the Agreement SCM will pay the Company $30 million dollars (the "Initial License Fee") with a minimum of $5 million dollars in upfront fees with the explicit understanding and requirement that the Settlement and Release portions of the Agreement become effective solely upon SCM's payment in full of the Initial License Fee. SCM also agrees to pay MMR additional royalties of ten percent (10%) of gross revenue at such time as an initial Two Hundred Million U.S. Dollars ($200,000,000 USD) of gross revenues are accrued on any Units sold, used or otherwise transferred pursuant to the terms of the Agreement.

The initial $5 million dollar payment shall become payable to MMR on December 23, 2011, with five additional $5 million payments being made on November 15th each year for the next five years unless the Agreement is terminated by MMR for nonpayment of monies due to MMR, or at the option of SCM if at least one US Notice of Allowance from the list of twenty Licensed Patents is not received by MMR. The Agreement also contains provisions for termination by MMR based on a material breach or default by SCM as well as other customary cancellation provisions for this type of Agreement.

The Agreement shall automatically terminate simultaneously with the last to expire of the Licensed Patents in any country of the Territories included in the Agreement or in the unlikely event that all of the Licensed Patents are deemed to be invalid and/or unenforceable after a final and complete ruling by a court of law.

The above summary does not purport to be a complete description of the terms of the Agreement and is qualified in its entirety by reference to the Agreement, which the Company will file as an exhibit to the Company's Annual Report on Form 10-K for the year ending December 31, 2011. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
December 14, 2011	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer